Cohen Fund Audit Services Ltd.	440.835.8500
800 Westpoint Pkwy., Suite 1100	440.835.1093 fax
Westlake, OH 44145-1524
www.cohenfund.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated January 31, 2011 on the financial statements of Auer Growth Fund, a series of the Unified Series Trust, as of November 30, 2010, and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to Auer Growth Fund’s Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.

Westlake, Ohio

March 29, 2011